Exhibit 10.1

SALE OF ASSETS AND INTEREST AGREEMENT

This Sale of Assets and Interest Agreement is entered into this 2nd day of June, 2006 by and among Ryan Rampton and Jessica S. Rampton (residents of the State of Utah) ("Sellers"), and Uplift Nutrition, Inc. (a Nevada Corporation) ("Purchaser"),

WHEREAS, the Sellers are engaged in the business of developing, manufacturing and selling nutritional supplements and are the owners of assets including, but not limited to equipment, inventories, intellectual property, contract rights, leasehold interests, miscellaneous assets used in connection with the operation of its business, and all of the interest in Nu Mineral Health, LLC (a Wyoming Limited Liability Company)

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell, all the assets used or useful, or intended to be used, in the operation of the Seller's business, all of the interest in Seller's business; and

WHEREAS, the Seller's are the sole members of Uplift.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Assets Purchased.

The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Sellers, on the terms and conditions set forth in this Agreement, the assets set forth on Schedule 1 hereto ("Assets").

Section 2. Liabilities Assumed.

2. 1 The Sellers agree to pay, discharge or perform, as appropriate, (i) all unfilled orders from customers of the Seller assigned to the Purchaser pursuant to Section 1 hereto, (ii) all purchase orders for inventory items ordered by the Seller prior to the Closing Date, but that will not be delivered until after the Closing Date, and all other liabilities payable as of the date of this agreement.

Section 3. Purchase Price. The purchase price for the Assets and Stock shall be Twenty Million (20,000,000) shares of the common stock of the Purchase upon the execution of this agreement,

Section 4. Use of Names. The Sellers agree that after the execution of this agreement they shall no longer utilize the names listed in schedule 1 hereto in any manner whatsoever, and further agree to execute such assignments, instruments and documents, as may be necessary or appropriate, in the Purchaser's sole and absolute discretion, to effectuate the complete and permanent transfer of such names to Purchaser,

Section 5. Delivery of Documents.

5.1     Documents to be Delivered

5.1.1 one or more bills of sale and other appropriate documents from the Seller conveying all of the Assets to the Purchaser,

5.1.2 all necessary consents of 'third parties, including without limitation, contracts to be assigned to and/or assumed, by the Purchaser hereunder;

Section 6. Purchaser's Obligations. Purchaser is purchasing the Assets and stock subject to the following:

6.1 Representations, Warranties and Covenants of Seller. The representations and warranties of the Sellers contained herein and the information contained in the Schedules and any other documents delivered by the Seller and the Selling Shareholder in connection, with this Agreement shall be true and correct in all material respects at the Closing; and the Seller shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it or prior to the Closing.

6.2 Licenses and Permits. The Purchaser has obtained all licenses and permits from public authorities necessary to authorize the ownership and operation of the business of the Seller.

6.3 Conditions of the Business. There has been no material adverse change in the manner of operation of the Seller's business prior to the execution of this agreement

6.4 No Suits or Actions. There is no suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the contemplated transactions.

Section 7. Seller's Obligations.    Seller is selling the Assets and stock subject to the following:

7.1 Representations, Warranties and Covenants of Purchaser. All representations and warranties made in, this Agreement by the Purchaser are true and the Purchaser shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

Section 8.  Purchaser's Acceptance. The Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge and opinion of the value of the business. The Purchaser has not relied on any representations made by the Sellers other than those specified in this Agreement.

Section 9. Default.

9.1 Remedies, If the Purchaser fails to perform any of the terms, covenants, conditions or obligations of this Agreement or the Note, time of payment and performance being of the essence, then the Seller, subject to the requirements of the notice provided in this Section, may have any or all of the following remedies:

9.1.1 The right to exercise each and all of the remedies granted to the Seller by the Utah Uniform Commercial Code.

9.1.2 The right lo exercise any other remedy available in law or equity to the Seller.

Section 10. Bulk Transfers. The Purchaser waives compliance by the Seller with the Utah Bulk Transfers Article of the Uniform Commercial Code, and any other similar laws in any applicable jurisdiction (collectively "Bulk Transfers Law") in respect to the transactions contemplated by this Agreement- The Seller and the Selling Shareholder shall indemnify the Purchaser from, arid hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any Bulk Transfers Law with respect to the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, except for the Assumed Liabilities

Sellers:

/s/Ryan Rampton Date: June 2, 2006

Ryan Rampton

/s/Jessica S. Rampton Date: June 2, 2006

Jessica S. Rampton

Purchaser:

Uplift Nutrition, Inc.

/s/Gary C. Lewis Date: June 2, 2006

Gary C. Lewis, President

Schedule 1

1.         All inventory

2.         The name and trademark "Uplift"

3.        All rights to Nu Mineral Health, LLC,

4.         All equipment, hardware, intellectual property associated with the Uplift dietary supplement.

5.        The domain names "myhealthchallenge.com" and "upliftenergy.com"

BILL OF SALE

In consideration of the transfer of Twenty Million (20,000,000) shares and other good and valuable consideration, by Uplift Nutrition, Inc. (NU) ("Purchaser") to Ryan Rampton and Jessica Rampton (Individuals) ("Seller"), the receipt and sufficiency of which is hereby acknowledged, Seller does hereby grant, sell, assign, transfer, convey, set over and deliver to Purchaser this date, all of Seller's now existing assets and business related to the Nu Mineral Health, LLC as a going concern, including all equipment and personal property, Inventory, Hardware, Intellectual Property, the domain names "upliftenergy.com" and "myhealthchallenge.com" and all other assets of Seller that comprise the Purchased Assets.

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in that certain Asset Purchase Agreement, dated June 2, 2006 between Seller and Purchaser ("Sale of Assets and Interest Agreement").

All of the Purchased Assets are transferred to Purchaser, its successors and assigns, to have and to hold to and for its and their own proper right, use and benefit forever.

Except as otherwise specifically provided in the Asset Purchase Agreement, Seller covenants with Purchaser, its successors and assigns, that Seller is the lawful owner of the Purchased Assets and has good right to sell them and that the Purchased Assets are free from all liens and encumbrances.

This Bill of Sale is being delivered pursuant to, and is subject to the terms of, the Asset Purchase Agreement.

Date: June 2, 2006

/s/Ryan Rampton

/s/Jessica S. Rampton

The undersigned, constituting the holders of One Hundred percent (100%) of the membership interests of Nu Mineral Health, LLC, a limited liability company organized and existing under the laws of the State of Wyoming (the "Company"), hereby consent to the within Assignment of Membership Interest in Limited Liability Company and agree to all of the terms and conditions set forth therein, and hereby agree to admit the Assignee named in such Assignment as a Member of the Company holding a Fifty percent (50%) membership interest in the Company, all as of May 2, 2006. This Consent may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same agreement.

/s/Ryan Rampton

/s/Jessica S. Rampton

Assignment of Membership Interest in LLC

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Ryan Rampton, an individual (the "Assignor"), being at present a Member of Nu Mineral Health, LLC, a limited liability company organized and existing under the laws of the State of Wyoming (the "Company"), for and in consideration of the sum of One Dollar ($1.00), and other good and valuable consideration, the receipt of which is hereby acknowledged, by these presents does grant, convey, assign, transfer and set over unto Uplift Nutrition, Inc. ("Assignee"), and its administrators, successors and assigns of Assignee, all of the Assignor's right, title and interest as a Member of said Company, in accordance with the Operating Agreement, as amended to date (the "Operating Agreement") pursuant to which the Company is constituted.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest in Limited Liability Company as of the date signed.

Date:     6-2-06

/s/Ryan Rampton

Uplift Nutrition, Inc

/s/Gary C. Lewis

                                                                             Date:   06/02/06

Assignment of Membership Interest in LLC

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Jessica S. Rampton, an individual (the "Assignor"), being at present a Member of Nu Mineral Health, LLC, a limited liability company organized and existing under the laws of the State of Wyoming (the "Company"), for and in consideration of the sum of One Dollar ($1.00), and other good and valuable consideration, the receipt of which is hereby acknowledged, by these presents does grant, convey, assign, transfer and set over unto Uplift Nutrition, Inc. ("Assignee"), and its administrators, successors and assigns of Assignee, all of the Assignor's right, title and interest as a Member of said Company, in accordance with the Operating Agreement, as amended to date (the "Operating Agreement") pursuant to which the Company is constituted.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest in Limited Liability Company as of the date signed.

/s/Jessica S. Rampton Date: 6/2/06

Uplift Nutrition, Inc.

/s/Gary C. Lewis, President Date: 06/02/06

Noncompete and Nondisclosure Agreement

THIS NONCOMPETE AND NONDISCLOSURE AGREEMENT ("Agreement") dated as of July 2, 2006 by and between Uplift Nutrition, Inc., a Nevada Corporation with a principal place of business at 4423 S 1800 W, Roy, UT 84067 ("Employer"), and Ryan Rampton, an individual.

WITNESSETH:

WHEREAS, pursuant to a letter agreement of even date herewith, the Employee will be employed by the Employer commencing June 2, 2006 in connection with certain aspects of the development, implementation and/or marketing of certain products for Employer; and

WHEREAS, in connection with such employment, Employee may be given access to, generate, or otherwise come into contact with certain proprietary and/or confidential information of Employer or clients of Employer; and

WHEREAS, Employee and Employer desire to prevent the dissemination, unauthorized disclosure or misuse of such information;

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.       Covenant Not to Solicit:

During the period commencing on the date hereof and ending two years after the termination of the Employee's employment by Employer for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of Employer to leave the employ of Employer, or solicit the business of any client or customer of Employer or any consultant to Employer.

2.       Covenant Not to Compete:

During the period commencing on the date hereof, and ending two years after the termination of the Employee's employment for any reason, the Employee shall not, except as a passive investor in less than ten percent (10%) of the equity securities of a publicly held company, engage in, or own or control an interest in, or act as principal, director or officer of, or consultant to, any firm or corporation (i) engaged in a venture or business substantially similar to that of the Employer or (ii) which is in direct or indirect competition with the Employer within the United States of America, its territories and possessions.

3.       Proprietary Information:

(a)      For purposes of this Agreement, "Proprietary Information" shall mean any information relating to the business of Employer that has not previously been publicly released by duly authorized representatives of Employer and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), formulae, customer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of Employer as well as confidential information belonging to Employer's customers or clients. The Employee agrees to regard and preserve as confidential all Proprietary Information whether Employee has such Proprietary Information in Employee's memory or in writing or other physical form.

(b)      The Employee will not, without written authority from Employer to do so, directly or indirectly, use any Proprietary Information for Employee's benefit or purposes, nor disclose any Proprietary Information to others, either during the term of Employee's employment by Employer or thereafter, except as required by the conditions of Employee's employment by Employer. The Employee agrees not to remove from the premises of Employer, except as an employee of Employer in pursuit of the business of Employer, or except as specifically permitted in writing by Employer, any document or object containing or reflecting any Proprietary Information. The Employee recognizes that all such documents and objects, whether developed by Employee or by someone else, are the sole and exclusive property of Employer.

(c)      All Proprietary Information and all of the Employee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedure, copyrights, formulae and developments created or developed by Employee during the term of this agreement as a result of, or in connection with, Employee's employment by Employer, shall be the sole and exclusive property of Employer and shall be deemed work made for hire for purposes of the United States copyright laws. Without further compensation, but at Employer's expense, forthwith upon request of the Employer, Employee shall execute any and all such assignments and other documents and take any and all such other action as Employer may reasonably request in order to vest in Employer all of Employee's right, title and interest in all of the aforesaid items, free and clear of any and all liens, claims and encumbrances of any kind or nature whatsoever.

4.       Saving Provision:

The Employee expressly agrees that the covenants set forth in this Agreement are being given to Employer in connection with the employment of the Employee by Employer and that such covenants are intended to protect Employer against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

5.        Injunctive Relief:

'The Employee acknowledges that disclosure of any Confidential Information or breach of any of the non-competitive covenants or agreements contained herein will give rise to irreparable injury to Employer or clients of Employer, inadequately compensable in damages. Accordingly, Employer or, where appropriate a client of Employer, may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Employee further acknowledges and agrees that in the event of the termination of employment with the Employer the Employee's experience and capabilities are such that the Employee can obtain employment in business activities which are of a different or non-competing nature with his or her activities as an employee of Employer; and that the enforcement of a remedy hereunder by way of injunction shall not prevent the Employee from earning a reasonable livelihood. The Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content, and that the Employee will, promptly upon the request of Employer at any time, cause any subsequent employer to execute and deliver to Employer a confidentiality and non-disclosure agreement in substantially the form of Section 2 hereof and otherwise satisfactory to Employer.

6.       Enforceabilitv:

The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise.

7.       Term:

This Agreement shall commence on the date hereof and shall terminate upon the termination of the Employee's employment by the Employer for any reason, provided that the provisions of Sections 1,2,3 and 4 hereof shall survive the termination of this Agreement.

8.       Governing Law:

The Agreement shall be construed in accordance with the laws of the State of Utah.

9.       General:

This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both parties hereto. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail to Employee at his residence address as the same appears on the books and records of Employer or to Employer at its principal office, attention of the President, or otherwise as directed by Employer, from time to time. Non-compliance with any one paragraph of this agreement shall not have an effect on the validity of any other part of this Agreement. The provisions of this Agreement relating to confidentiality or non-competition shall survive the termination of employment, however caused.

10.     Designation of Agent:

Employee represents, warrants and covenants that he is subject to service of process in the State of [state] and that he will remain so subject so long as this Agreement is in effect. If for any reason any Employee should not be so subject, Employee hereby designates and appoints, without power of revocation, the Secretary of the State of [state] as his agent upon whom may be served all process, pleadings, notices or other papers which may be served upon him as a result of any of his obligations under this Agreement.

IN WITNESS WHEREOF, the undersigned have set their hands.

Uplift Nutrition, Inc.

/s/GaryC.Lewis/President

/s/Ryan Rampton

Non-compete and Nondisclosure Agreement

THIS NONCOMPETE AND NONDISCLOSURE AGREEMENT ("Agreement") dated as of July 2, 2006 by and between Uplift Nutrition, Inc., a Nevada Corporation with a principal place of business at 4423 S 1800 W, Roy, UT 84067 ("Employer"), and Jessica S. Rampton, an individual.

WITNESSETH:

WHEREAS, pursuant to a letter agreement of even date herewith, the Employee will be employed by the Employer commencing June 2, 2006 in connection with certain aspects of the development, implementation and/or marketing of certain products for Employer; and

WHEREAS, in connection with such employment, Employee may be given access to, generate, or otherwise come into contact with certain proprietary and/or confidential information of Employer or clients of Employer; and

WHEREAS, Employee and Employer desire to prevent the dissemination, unauthorized disclosure or misuse of such information;

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.        Covenant Not to Solicit:

During the period commencing on the date hereof and ending two years after the termination of the Employee's employment by Employer for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of Employer to leave the employ of Employer, or solicit the business of any client or customer of Employer or any consultant to Employer.

2.        Covenant Not to Compete:

During the period commencing on the date hereof, and ending two years after the termination of the Employee's employment for any reason, the Employee shall not, except as a passive investor in less than ten percent (10%) of the equity securities of a publicly held company, engage in, or own or control an interest in, or act as principal, director or officer of, or consultant to, any firm or corporation (i) engaged in a venture or business substantially similar to that of the Employer or (ii) which is in direct or indirect competition with the Employer within the United States of America, its territories and possessions.

3.        Proprietary Information:

(a)      For purposes of this Agreement, "Proprietary Information" shall mean any information relating to the business of Employer that has not previously been publicly released by duly authorized representatives of Employer and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), formulae, customer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of Employer as well as confidential information belonging to Employer's customers or clients. The Employee agrees to regard and preserve as confidential all Proprietary Information whether Employee has such Proprietary Information in Employee's memory or in writing or other physical form.

(b)       The Employee will not, without written authority from Employer to do so, directly or indirectly, use any Proprietary Information for Employee's benefit or purposes, nor disclose any Proprietary Information to others, either during the term of Employee's employment by Employer or thereafter, except as required by the conditions of Employee's employment by Employer. The Employee agrees not to remove from the premises of Employer, except as an employee of Employer in pursuit of the business of Employer, or except as specifically permitted in writing by Employer, any document or object containing or reflecting any Proprietary Information. The Employee recognizes that all such documents and objects, whether developed by Employee or by someone else, are the sole and exclusive property of Employer.

(c)      All Proprietary Information and all of the Employee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedure, copyrights, formulae and developments created or developed by Employee during the term of this agreement as a result of, or in connection with, Employee's employment by Employer, shall be the sole and exclusive property of Employer and shall be deemed work made for hire for purposes of the United States copyright laws. Without further compensation, but at Employer's expense, forthwith upon request of the Employer, Employee shall execute any and all such assignments and other documents and take any and all such other action as Employer may reasonably request in order to vest in Employer all of Employee's right, title and interest in all of the aforesaid items, free and clear of any and all liens, claims and encumbrances of any kind or nature whatsoever.

4.        Saving Provision:

The Employee expressly agrees that the covenants set forth in this Agreement are being given to Employer in connection with the employment of the Employee by Employer and that such covenants are intended to protect Employer against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

5.        Injunctive Relief:

The Employee acknowledges that disclosure of any Confidential Information or breach of any of the non-competitive covenants or agreements contained herein will give rise to irreparable injury to Employer or clients of Employer, inadequately compensable in damages. Accordingly, Employer or, where appropriate a client of Employer, may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Employee further acknowledges and agrees that in the event of the termination of employment with the Employer the Employee's experience and capabilities are such that the Employee can obtain employment in business activities which are of a different or non-competing nature with his or her activities as an employee of Employer; and that the enforcement of a remedy hereunder by way of injunction shall not prevent the Employee from earning a reasonable livelihood. The Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content, and that the Employee will, promptly upon the request of Employer at any time, cause any subsequent employer to execute and deliver to Employer a confidentiality and non-disclosure agreement in substantially the form of Section 2 hereof and otherwise satisfactory to Employer.

6.        Enforceabilitv:

The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise.

7.        Term:

This Agreement shall commence on the date hereof and shall terminate upon the termination of the Employee's employment by the Employer for any reason, provided that the provisions of Sections 1,2,3 and 4 hereof shall survive the termination of this Agreement.

8.        Governing Law:

The Agreement shall be construed in accordance with the laws of the State of Utah.

9.        General:

This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both parties hereto. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail to Employee at his residence address as the same appears on the books and records of Employer or to Employer at its principal office, attention of the President, or otherwise as directed by Employer, from time to time. Non-compliance with any one paragraph of this agreement shall not have an effect on the validity of any other part of this Agreement. The provisions of this Agreement relating to confidentiality or non-competition shall survive the termination of employment, however caused.

10.      Designation of Agent:

Employee represents, warrants and covenants that he is subject to service of process in the State of [state] and that he will remain so subject so long as this Agreement is in effect. If for any reason any Employee should not be so subject, Employee hereby designates and appoints, without power of revocation, the Secretary of the State of [state] as his agent upon whom may be served all process, pleadings, notices or other papers which may be served upon him as a result of any of his obligations under this Agreement.

IN WITNESS WHEREOF, the undersigned have set their hands.

Uplift Nutrition, Inc.

/s/Gary C. Lewis, President

/s/Jessica S. Rampton

State of Wyoming

Office of the

Secretary of State

United States of America )

) ss.

State of Wyoming )

I, JOSEPH B. MEYER, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF DISSOLUTION

OF

NU MINERAL HEALTH, LLC

Accordingly, the undersigned, by virtue of the authority vested in me by law, hereby issues this Certificate,

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the Great Seal of the State of Wyoming. Done at Cheyenne, the Capital, this 27th day of September A.D., 2006,

/s/Joseph B. Meyer

By/s/Chrstina M. Randall

LIMITED LIABILITY COMPANY

ARTICLES OF DISSOLUTION

Wyoming Secretary of State                                                         Phone (307) 777-7311/7312

The Capitol Building, Room 110                                                              Fax (307) 777-5339

200 W. 24th Street                                                               E-mail: corporations @state.wy.us

Cheyenne, WY 82002-0020

The undersigned hereby requests that the Secretary of State of Wyoming issue a Certificate of Dissolution to Nu Mineral Health, LLC. inasmuch as the limited liability company has complied with the following provisions:

(a) A statement of intent to dissolve was filed in the office of the Secretary of State of Wyoming on the 6th day of September, 2006.

(b) All debts, obligations, and liabilities have been paid and discharged, or adequate provision has been made therefor.

(c) All the remaining property and assets have been distributed among the members in accordance with their respective rights and interests.

(d) There are no suits pending against the company in any court or adequate provision has been made for the satisfaction of any judgment, order, or decree which may be entered against it in any pending suit

Date: 9/16/06                                      Signed:/s/Ryan Rampton

                                                            Title: Pres NUMH

Filing Fee: $50.00

 Kevin Copaunik Fidelity Transfers

6-27-06

RE: Issuance of stock certificates

Kevin,

We would like our have twenty million shares of stock issued In multiple certificates: Please issue the certificates for the following quantity and names

Uplift Holdings, LLC	18,000,000 shares
Rampton Investments, LLC	1,965,000 shares
Laurel Beazer	15,000 shares
David Rampton	10,000 shares
Jason Schuman	10,000 shares

Rampton Investments, LLC                                              Personally

Ryan Rampton                                                     Ryan Rampton & Jessica Rampton

Jessica Rampton

/s/Ryan Rampton                                                 /s/Ryan Rampton

/s/Jessica Rampton                                              /s/Jessica Rampton